Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated September 11, 2023 (except the “Segment Information” section of Note 2, as to which the date is January 4, 2024), with respect to the consolidated financial statements of Innovex Downhole Solutions, Inc. contained in this Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Houston, Texas

January 25, 2024